SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                        _________________________________


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                Date of earliest event reported: October 23, 1996


                        PEOPLES TELEPHONE COMPANY, INC.
             (Exact name of registrant as specified in its charter)


       NEW YORK                    0-16479                   13-2626435
(State or other juris-          (Commission File            (IRS Employer
diction of incorporation)            Number)                   I.D. No.)


                   2300 N.W. 89th Place, Miami, Florida 33172
               (Address of principal executive office) (Zip Code)


Registrant's telephone number, including area code: (305) 593-9667




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Item 5.        Other Events

     The Company on October 23, 1996 announced that its common stock will be quoted on the Nasdaq SmallCap Market rather than the Nasdaq National Market, effective immediately. The Company has been deemed by Nasdaq not to have met the minimum net tangible asset requirement of the National Market since the quarter ending March 31, 1996. The Company has, however, been granted a temporary exception to the SmallCap Market capital and surplus requirement, subject to the removal of the mandatory redemption provision of its $15 million Cumulative Convertible Preferred Stock. The removal of this provision will enable the Cumulative Convertible Preferred Stock to be treated as equity from an accounting standpoint. The Company is also required to submit certain stock options (granted during 1991 through 1995) for shareholder approval at its next annual shareholders meeting. While there can be no assurance that the Company will be able to satisfy these conditions, the Company believes that the conditions can be met. Toward this end, the Company is currently in negotiations with the holder of its Cumulative Convertible Preferred Stock in connection with the removal of the mandatory redemption provision. For the duration of the temporary exception, the Company's Nasdaq symbol will be PTELC.



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                                          SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. PEOPLES TELEPHONE COMPANY, INC.


Date: October 24, 1996                   /s/ Bonnie S. Biumi
                                         Bonnie S. Biumi
                                         Chief Financial Officer